Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated April 23, 2021, with respect to the combined financial statements of Larry H. Miller Dealerships, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Salt Lake City, Utah

October 29, 2021